Calculation of Filing Fee Tables

Form 424B5

(Form Type)

Sixth Street Specialty Lending, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

Fees to Be Paid	Debt	6.950% Notes due 2028	Rule 457(o)	$300,000,000	99.403%	$298,209,000	$0.00011020	$32,862.63

Carry Forward Securities

	Total Offering Amounts					$298,209,000		$32,862.63

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$32,862.63

(1)	Calculated in accordance with Rule 457(o), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).